Exhibit 99.1

                      California Pizza Kitchen to
 Present at the Raymond James Institutional Investors Conference and the Bear Stearns Retail, Restaurants and Consumer Conference

    LOS ANGELES--(BUSINESS WIRE)--Feb. 14, 2006--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Raymond James Institutional Investors Conference in Orlando, Florida on Monday, March 6, 2006 at 11:35 a.m. EST and the Bear Stearns Retail, Restaurants and Consumer Conference in New York, New York on Tuesday, March 7, 2006 at 11:15 a.m. EST.
    Interested parties can listen to an audio webcast of both presentations by going to www.cpk.com. A replay of the presentations will be available by the end of the day and will be archived for 90 days.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.63. As of February 14, 2006 the company operates, licenses or franchises 190 restaurants, of which 159 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the Internet at www.cpk.com.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000